Exhibit 10.12

Summary of Directors’ Compensation
NewMarket Corporation (the “Company”) pays the following quarterly fees for non-employee committee membership:

Audit Committee Member	$1,250
Audit Committee Chairman	4,375
Compensation Committee Chairman	3,125
Nominating and Corporate Governance Committee Chairman	2,500
The Company pays each of its non-employee directors a quarterly fee of $20,000. In addition to this amount, the Company pays the Lead Director a quarterly fee of $6,250. The Company does not pay employee members of the Board of Directors separately for their service on the Board of Directors or its committees.
Any director who was elected to the Board of Directors on or before February 23, 1995 and who retires from the Board of Directors will receive $12,000 per year for life after age 60. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances.
Under the 2014 Incentive Compensation and Stock Plan (the “Plan”), each non-employee director is awarded on each July 1 that number of whole shares of the Company’s common stock that, when multiplied by the closing price of the Company’s common stock on the immediately preceding business day equals as nearly as possible but does not exceed $60,000. The shares of the Company’s common stock awarded under the Plan are nonforfeitable and the recipient directors immediately and fully vest in shares of the Company’s common stock issued under the Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Plan at any time.